Exhibit 99

Corporate Relations | 77 Beale Street | San Francisco, CA 94105 | 415.973.5930 | www.pge.com

April 28, 2016

PG&E Statement Regarding CAL FIRE Investigation of Butte Fire Ignition

SAN FRANCISCO - Pacific Gas and Electric Company (PG&E) today issued the following statement in response to a report released by the California Department of Forestry and Fire Protection (CAL FIRE) on the Butte Fire.

“First and foremost, our thoughts and prayers continue to be with the victims and the communities who suffered losses as a result of the Butte fire. We are committed to doing the right thing for them and to promptly resolving their claims. We have already begun to address many claims.

We want to thank CAL FIRE and all first responders for their bravery and commitment in responding to this major fire. We cooperated fully with CAL FIRE’s investigation of the fire and we appreciate the thoroughness of its report.

Based on our preliminary review, we accept the report’s finding that a tree made contact with a power line, but we do not believe it is clear what caused the tree to fail or that vegetation management practices fell short.

Effective vegetation management is critically important to fire safety and we want to reassure all of our customers and their families that we are unequivocally committed to their safety.  We monitor approximately 50 million trees a year and we trim or remove more than one million trees annually.

Our vegetation management program is among the very best in the industry and was expanded in 2014 in response to California’s historic drought to include special air and foot patrols, funding for lookout towers and cameras for early fire detection and funding for fire fuel reduction and emergency access projects and public education.

Despite these efforts, we recognize the hardships that this terrible fire caused and we are committed to helping our friends and neighbors recover.”

About PG&E
Pacific Gas and Electric Company, a subsidiary of PG&E Corporation (NYSE:PCG), is one of the largest combined natural gas and electric utilities in the United States. Based in San Francisco, with more than 20,000 employees, the company delivers some of the nation’s cleanest energy to nearly 16 million people in Northern and Central California. For more information, visit www.pge.com/ and www.pge.com/en/about/newsroom/index.page.